UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TRIUMPH BANCORP, INC

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TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

March 27, 2015

Dear Triumph Bancorp, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Triumph Bancorp, Inc., to be held on May 7, 2015. The Annual Meeting will begin promptly at 10:00 a.m., local time, at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at www.proxydocs.com/tbk.

We gratefully acknowledge your continuing interest in our business, and we hope that you will attend the Annual Meeting.

Sincerely,

Aaron P. Graft

President and Chief Executive Officer

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triumph Bancorp, Inc. will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 10:00 a.m., local time, on May 7, 2015, for the following purposes:

1.	To re-elect three directors to the Board of Directors;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year; and

3.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

We are furnishing our 2014 Annual Report and proxy materials to our stockholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 27, 2015, which provides them with instructions on how to vote and how to access the 2014 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders of record who previously enrolled in a program to receive electronic versions of the 2014 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/TBK

•	By phone: call 866-206-5381

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the broker, bank or other stockholder of record entitled to vote your shares.

The Board of Directors has fixed the close of business on March 6, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By Order of the Board of Directors,

Aaron P. Graft
President and Chief Executive Officer

March 27, 2015

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’

Meeting to Be Held on May 7, 2015

The Proxy Statement for the 2015 Annual Meeting, the Notice of the 2015 Annual Meeting, the form of proxy and the Company’s 2014 Annual Report are available at www.proxydocs.com/tbk.

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 7, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Triumph Bancorp, Inc. (“Triumph”), a Texas corporation, for use at our 2015 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 10:00am local time, on May 7, 2015.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

As used in this Proxy Statement, the terms “us”, “we”, “our”, the “Company” and “Triumph” refer to Triumph Bancorp, Inc., and, where appropriate, Triumph Bancorp, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on March 6, 2015, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of March 6, 2015 we had 17,963,783 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 500 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m., Dallas, Texas time on May 6, 2015 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of three directors, (2) the ratification of the appointment of our independent registered public accounting firm, and (3) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 2) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 2.

Under current Nasdaq Global Stock Market (the “NASDAQ”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Crowe Horwath LLP. However, the election of directors is a significant matter and the NASDAQ does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such proposal. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors, then your vote will not count either for or against the election of the nominees.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of each of the director nominees to our Board of Directors and (2) a vote for the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

In accordance with the terms of our charter, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms and is divided as follows:

•	The Class I directors are Aaron P. Graft, Robert Dobrient and Maribess L. Miller, and their term will expire at the Annual Meeting;

•	The Class II directors are Douglas M. Kratz, Richard Davis, Michael P. Rafferty and C. Todd Sparks, and their term will expire at the annual meeting of stockholders expected to be held in 2016; and

•	The Class III directors are Carlos M. Sepulveda, Jr., Charles A. Anderson, Justin N. Trail and Derek R. McClain, and their term will expire at the annual meeting of stockholders expected to be held in 2017.

The Board of Directors has determined that with the exception of Aaron P. Graft, Douglas M. Kratz and Carlos M. Sepulveda, Jr., each of our current directors are independent directors.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies, in accordance with our charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist, as nearly as possible, of one-third of the directors. Each of the directors elected at the Annual Meeting will be elected for a three-year term which expires at the annual meeting of stockholders expected to be held in 2018 and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Aaron P. Graft, Robert Dobrient and Maribess L. Miller for re-election to the Board of Directors (whom we refer to as the “nominees”).

The Board of Directors unanimously recommends a vote FOR the re-election of each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Name	Age	Position
Charles A. Anderson	54	Director
Richard Davis	61	Director
Robert Dobrient	53	Director
Aaron P. Graft	37	Director, Vice Chairman, Chief Executive Officer & President
Douglas M. Kratz	63	Director
Derek R. McClain	59	Director
Maribess L. Miller	62	Director
Michael P. Rafferty	60	Director
Carlos M. Sepulveda, Jr.	57	Director & Executive Chairman
C. Todd Sparks	47	Director
Justin N. Trail	43	Director

Board Nominees for Terms Ending in 2018

Aaron P. Graft is our founder, vice chairman, President and Chief Executive Officer. He also serves as the Chief Executive Officer and a director of Triumph Savings Bank, SSB (“Triumph Savings Bank”), is the Chairman of Triumph Business Capital and is a director of Triumph Community Bank, N.A. (“Triumph Community Bank”). Prior to establishing Triumph Bancorp, Mr. Graft served as the founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multifamily and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multifamily projects. Prior to Triumph, Mr. Graft worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright LLP) where he focused on distressed loan workouts. Mr. Graft received a bachelor of arts, cum laude, and a Juris Doctorate, cum laude, from Baylor University. Mr. Graft is a member of Young Presidents’ Organization, and in 2014 he was recognized by the Dallas Business Journal with the “40 Under 40” award. Mr. Graft’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Robert Dobrient has served on our Board of Directors since 2010. He is currently chairman and chief executive officer of Savoya, an industry-leading provider of chauffeured ground transportation services. Savoya Holdings, Inc., the parent company of Savoya, is also the parent company of Pixl Productions, an event technology and media company, and Groundwork, a security company. Prior to establishing Savoya in 2000, Mr. Dobrient was cofounder and president of Max America, a same-day delivery and logistics firm that won Inc. “500” honors for three consecutive years in the early 1990s. In 1997, publicly held Dynamex Inc., a leading consolidator in the time critical distribution industry, acquired Max America. Mr. Dobrient is a director at Grand Junction, a Software-as-a-Service platform that manages couriers and local delivery programs. He is also a director of privately held Redaway, a medical waste transport and disposal company. He also serves as a mentor and director at Mercy Street, a program serving inner-city youths and their families. Mr. Dobrient received a BBA from the University of North Texas. Mr. Dobrient’s extensive business experience qualifies him to serve on our Board of Directors.

Maribess L. Miller has served on our Board of Directors since July 2014. Ms. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001 until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of that firm’s U.S. Healthcare Audit Practice from 1995 to 1998. Since 2010, Ms. Miller has served as a member of the Board of Directors and chair of the audit committee for Zix Corporation (NASDAQ: ZIXI). Ms. Miller is also a member of the Board of Directors and chair of the audit committee for Midmark Corp., a privately-held medical supply company. She was appointed in 2009 by Governor Rick Perry to the Texas State Board of Public Accountancy and serves on the behavioral enforcement (chair), rules and executive committees. She is past Board Chair for the Texas Health Institute and serves on the boards of the TCU Neeley School of Business and the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a Certified Public Accountant. Ms. Miller’s extensive business experience qualifies her to serve on our Board of Directors.

Directors with Terms Ending in 2016 (Continuing Directors)

Richard Davis has served on our Board of Directors since 2010. He is founder and chief executive officer of Dallas-based DAVACO, Inc., a leading provider of retail, restaurant and hospitality service solutions. In 2000 and 2006, Mr. Davis was a finalist for the Ernst & Young Entrepreneur of the Year award and in 2006, he was inducted into the Retail Construction Hall of Fame. Mr. Davis currently serves on The Salvation Army’s Dallas/Fort Worth Metroplex Advisory Board and The Board of Advisors of the Baylor Angel Network with the Hankamer School of Business of Baylor University. Mr. Davis’ extensive experience in business qualifies him to serve on our Board of Directors.

Douglas M. Kratz has served on our Board of Directors since 2013 and also serves on the boards of directors of our wholly owned subsidiary banks, Triumph Community Bank and Triumph Savings Bank. Prior to our October 2013 Triumph Community Bank acquisition, Mr. Kratz had served as the Chairman of the Board of National Bancshares, Inc. and as a director of its subsidiary bank, THE National Bank, since 2001. During that period, for several years, Mr. Kratz also served as Chief Executive Officer of National Bancshares, Inc. and as Vice Chairman of THE National Bank. Over the past 30 years, Mr. Kratz has served on the boards of directors of numerous community banking organizations along with being a principal investor in several of the organizations. Mr. Kratz is also a principal investor in privately held non-bank financial services related entities. Mr. Kratz’s extensive business and banking experience, as well as his long-standing community business and banking relationships in the Quad Cities Metropolitan Area, qualify him to serve on our Board of Directors.

Michael P. Rafferty has served on our Board of Directors since July 2014 and serves as Chairman of the Audit Committee. Mr. Rafferty was a member of the public accounting firm Ernst & Young LLP from 1975 until 2013, was admitted as Partner of the Firm in 1988, and served as the Audit Practice Leader for the Southwest Region from 2004 to 2013. During his career with Ernst & Young, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty graduated with a Bachelor of Science degree in Accounting from the University of New Orleans. Mr. Rafferty is a Certified Public Accountant and is licensed in Texas and Louisiana. Mr. Rafferty’s extensive experience in the financial services industry qualifies him to serve on our Board of Directors.

C. Todd Sparks has served on our Board of Directors since 2010. He also serves as a director of our two wholly owned bank subsidiaries, Triumph Savings Bank and Triumph Community Bank. He is vice president and chief financial officer of Discovery Operating Inc., where he has been employed since 1992. He currently serves on the Board of Directors for Patriot Drilling, LLC, FirstCapital Bank of Texas, First Bancshares of Texas (Holding Company), Trace Engines, LLC and High Sky Children’s Ranch. Mr. Sparks received a bachelor of business administration from Baylor University in 1989 and a master of business administration from Texas A&M University in 1992. Mr. Sparks’ extensive business and banking experience, as well as his long-standing business and banking relationships in the community, qualify him to serve on our Board of Directors.

Directors with Terms Ending in 2017 (Continuing Directors)

Charles A. Anderson has served on our Board of Directors since 2010. In 2003, Mr. Anderson co-founded Bandera Ventures, Ltd., a firm focused on industrial development and acquisitions, distressed office acquisitions and long-term lease opportunities. Prior to that, Mr. Anderson was associated with the Trammell Crow Company where he served as senior executive director, responsible for the Development and Investment Group for the Western half of the United States. Since 2014, Mr. Anderson has served on the Board of Directors and as a member of the investment and audit committees of Highwoods Properties, Inc. (NYSE: HIW), a publicly traded real estate investment trust. He earned his bachelor of business administration and masters of business administration from Southern Methodist University, where he graduated summa cum laude. Mr. Anderson’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Derek R. McClain has served on our Board of Directors since November 2014. He is an investor and an independent management and financial consultant. Since 2011, Mr. McClain has served as a consultant for CBRE Global Investors, the investment management arm of CB Richard Ellis, including a period of service as its interim Chief Financial Officer. From 1998 through 2006, Mr. McClain served as General Counsel and then Chief Financial Officer of Trammell Crow Company, a public real estate services company. From 1981 through 1997, he practiced corporate and securities law with Vinson & Elkins LLP. Mr. McClain also serves on the boards of directors of Mutual of Omaha Insurance Company, Davaco, Inc. and The McShane Companies. He graduated from the University of Kansas in 1977 with a Bachelor of Science in Business Administration and from the University of California (Berkeley) in 1981 with both a Juris Doctorate and Masters in Business Administration. Mr. McClain’s extensive experience in business, as well as his extensive experience in corporate and securities law, qualifies him to serve on our Board of Directors.

Carlos M. Sepulveda, Jr. has served on our Board of Directors since 2010 and became executive chairman in 2013. He was also named vice chairman of Triumph Community Bank in 2013. Since March 2014, Mr. Sepulveda has served on the Board of Directors of Savoya, a chauffeured ground transportation service provider. Since 2013, Mr. Sepulveda has served as a director and chairman of the audit committee of the Matador Resources Company (NYSE: MTDR) and since 2007, he has served as a director and chairman of the audit committee for Cinemark Holdings, Inc. (NYSE: CNK). Mr. Sepulveda joined Interstate Battery System International, Inc. in 1990, served on its Board of Directors since 1995 and as its president and chief executive officer from 2004 until 2013. Prior to joining Interstate Battery, Mr. Sepulveda was a partner at KPMG with more than 10 years of audit experience, including a concentration in community banks. Mr. Sepulveda received a bachelor of business administration with highest honors from the University of Texas at Austin. He is a certified public accountant and is a member of the American Institute of CPAs and Texas Society of CPAs. Mr. Sepulveda’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Justin N. Trail has served on our Board of Directors since 2010. He is the founder and president of Commercial Insurance Solutions Group, LLC, a national retail insurance brokerage company specializing in the risk management of real estate investment portfolios, founder and CEO of C1 Insurance Group and cofounder and director of Spicewood Funding Group, a specialty finance company. Mr. Trail serves as a director at Triumph Business Capital and as chairman at Triumph Insurance Group. He also serves as a director at the NMHC and numerous non-profit organizations and is currently president-elect of The Feed Store. Mr. Trail graduated from Texas A&M University with a bachelor of science in 1994 and a master’s degree in 1996. Mr. Trail’s extensive business and banking experience qualify him to serve on our Board of Directors.

Executive Officers

The following table sets forth information regarding individuals who are our executive officers.

Name	Age	Position
Aaron P. Graft	37	Director, Vice Chairman, Chief Executive Officer & President
R. Bryce Fowler	61	Executive Vice President, Chief Financial Officer, Treasurer
Raymond W. Sperring III	37	Executive Vice President
Gail Lehmann	57	Vice President, Secretary
Adam D. Nelson	37	Senior Vice President, General Counsel
Patricia L. Pittman	50	Assistant Vice President, Controller

A brief description of the background of each of our executive officers who is not also a director is set forth below.

R. Bryce Fowler has served as our executive vice president, chief financial officer and treasurer since 2010. He also serves as chief executive officer, president and public information officer of Triumph Savings Bank, and as a director of Triumph Savings Bank and Triumph Community Bank. Previously, Mr. Fowler was a partner in Cyma Fund Advisors, which managed a $100 million capital investment in a leveraged mortgage-backed securities portfolio. He also served as a director, president and chief financial officer of Bluebonnet Savings Bank, FSB, a $3+ billion Southwest Plan institution formed from the acquisition of 15 failed institutions in 1988. He was a member of the executive committee that led Bluebonnet through the acquisition and consolidation of these institutions, implemented and managed the government assistance agreement, expanded its state-wide lending operations to be national in scope and was one of the principal architects in the development and implementation of Bluebonnet’s transition to a wholesale institution focused primarily in MBS investment strategies. Prior to that, Mr. Fowler was an auditor for David, Kinard & Company, working primarily on financial institution clients. Mr. Fowler received a bachelor of business administration from the University of Texas—Arlington and is a certified public accountant in Texas (license inactive).

Raymond W. Sperring III has served as executive vice president since 2012. Previously, Mr. Sperring served as partner and chief investment officer for ten years at TriVest Residential LLC, a real estate investment firm. While at TriVest, he was directly responsible for over $850 million in capital transactions. Prior to TriVest, he worked in the development and asset management groups at the Archon Group, a real estate investment subsidiary of Goldman Sachs. Mr. Sperring received a bachelor of arts in finance and management information systems from Baylor University and is a chartered financial analyst charter holder.

Gail Lehmann has served as our vice president and secretary since 2010. She also serves as executive vice president, chief operating officer, chief information officer and secretary of Triumph Savings Bank. Previously, Ms. Lehmann served as corporate compliance officer and senior vice president of risk management for Bluebonnet Savings Bank, FSB, a $3 billion wholesale thrift. Ms. Lehmann has been in the banking industry for more than 30 years and has experience in all facets of banking operations with particular emphasis on regulatory compliance, risk management, information technology and venture capital environments. She also has expertise in the area of property and subsidiary management. Ms. Lehmann received a bachelor of science, with a major in public administration/political science and a minor in criminal justice, from the University of Illinois.

Adam D. Nelson has served as our Senior Vice President and General Counsel since 2013. He also serves as Senior Vice President and General Counsel of Triumph Savings Bank and Senior Vice President, General Counsel and Chief Compliance Officer of Triumph Capital Advisors. Previously, Mr. Nelson served as Vice President and Deputy General Counsel of ACE Cash Express, Inc., a financial services retailer. Prior to that, Mr. Nelson was an attorney with the firm of Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions. Mr. Nelson received a bachelor of arts in economics, magna cum laude, from Baylor University and a Juris Doctorate, cum laude, from Harvard Law School.

Patricia L. Pittman has served as our assistant vice president and controller since 2012 and previously served as executive vice president and chief financial officer of Triumph Savings Bank. Prior to this, she served as vice president of treasury for Lanelogic, Inc. (Caroffer), where she was responsible for the management of the company’s accounting, finance and cash management functions, as well as human resources. Ms. Pittman also served as controller for Cyma Fund Advisors, an investment fund with $100 million of capital under management with a $1.3 billion leveraged investment portfolio. Her banking experience also includes 15 years with Bluebonnet Savings, FSB, where her responsibilities included management of the accounting and back office operations in support of investment portfolio, funding and hedging activities. She has direct experience in preparation of interest rate risk measurements, financial forecasts and budgets, cash management, wholesale funding and reporting for the Board of Directors. Ms. Pittman received a bachelor of business administration in accounting from the University of Texas—Arlington. She is also a certified public accountant.

CORPORATE GOVERNANCE

Board of Directors Meetings

During 2014, the Board of Directors held six meetings. No director attended fewer than 75% of the aggregate total meetings of the respective Board of Directors and the committees on which such director served during 2014.

The Board of Directors has determined that with the exception of Aaron P. Graft, Douglas M. Kratz and Carlos M. Sepulveda, Jr., each of our current directors is an independent director under the rules of the NASDAQ and the SEC.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors also maintains a Finance Committee and a Risk Management Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. Our Audit Committee is composed of Michael P. Rafferty (chair), Derek R. McClain, and Maribess L. Miller. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	prepares the audit committee report to be included in our proxy statement;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ for Audit Committees and each of whom is an “audit committee financial expert” as defined by the SEC. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.triumphbancorp.com. Following our initial public offering in November of 2014, our Audit Committee met one time during the remainder of 2014.

Compensation Committee. Our Compensation Committee is composed of Derek R. McClain (chair), Charles A. Anderson, Richard Davis, Robert Dobrient and Justin N. Trail. The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer in accordance with those objectives;

•	approves any changes to non-equity based benefit plans involving a material financial commitment;

•	prepares the compensation committee report and reviews the Compensation Discussion and Analysis required by applicable SEC rules to be included in our annual report (these SEC rules are not yet applicable to us because we currently qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act); and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.triumphbancorp.com. Following our initial public offering in November of 2014, our Compensation Committee met one time during the remainder of 2014.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Maribess L. Miller (chair), Charles A. Anderson and Richard Davis. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommending director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	makes recommendations to the Board of Directors regarding the compensation of directors of the Company;

•	oversees management continuity planning;

•	leads the Board of Directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The written charter for our Nominating and Corporate Governance Committee is available on our website at www.triumphbancorp.com. Following our initial public offering in November of 2014, our Nominating and Corporate Governance Committee did not meet during the remainder of 2014.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available upon written request to Corporate Secretary, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Board Leadership Structure and Risk Oversight

Different individuals serve as our Chief Executive Officer and Executive Chairman because our Board of Directors has determined that the separation of these offices enhances our Board of Directors’ independence and oversight. Moreover, the separation of these roles allows our Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing stockholder value and expanding and strengthening the Company’s franchise while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos M. Sepulveda, Jr., serves as Executive Chairman of our Board of Directors, and Aaron P. Graft serves as our Chief Executive Officer and President.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, including its Risk Management Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board of Directors and independent members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been an officer or employee of Triumph or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nomination of Directors

With respect to directors not nominated by Triumph, the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria below. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria below. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under the NASDAQ listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interest of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the secretary of Triumph of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors may be elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Adam D. Nelson, our General Counsel, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. All of our then serving directors attended our annual meeting in 2014.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to reduced narrative and tabular disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

Our named executive officers for the fiscal year ended December 31, 2014, which consist of our principal executive officer and the two other most highly compensated executive officers, are: (i) Aaron P. Graft, Director, Vice Chairman, Chief Executive Officer and President; (ii) R. Bryce Fowler, Executive Vice President, Chief Financial Officer and Treasurer; and (iii) Gail Lehmann, Vice President and Secretary.

Summary Compensation Table for 2014

The following summary compensation table provides information regarding the compensation paid, awarded to or earned for our fiscal years ended December 31, 2014 and 2013 for our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers on December 31, 2014 and 2013, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Aaron P. Graft	2014	385,000	161,700	485,407	—	—	—	41,637	1,073,744
Director, Vice Chairman, CEO & President	2013	245,000	159,150	44,375	—	—	—	21,011	469,536

R. Bryce Fowler	2014	275,000	115,500	483,604	—	—	—	27,900	902,004
Executive Vice President, CFO & Treasurer	2013	235,000	98,700	49,375	—	—	—	10,200	393,275

Gail Lehmann	2014	240,000	84,000	302,675	—	—	—	9,600	636,275
Vice President & Secretary	2013	220,000	77,000	42,250	—	—	—	10,200	349,450

(1)	Reflects actual base compensation paid through the end of the applicable fiscal year.
(2)	Reflects a cash amount with respect to discretionary cash bonus earned with respect to fiscal years 2013 and 2014.
(3)	Reflects the full grant date value of restricted stock granted to each of our named executive officers computed in accordance with FASB ASC Topic 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period. The values of stock awards presented for our fiscal year ended December 31, 2014 are based on a fair market value of $13.87 per share of our Common Stock for grants made on April 1, 2014 (which were subsequently vested in full by our Board of Directors on August 1, 2014 in anticipation of our initial public offering), and $14.71 for grants made on December 1, 2014 under our 2014 Omnibus Incentive Plan, which was the closing price of our Common Stock on the NASDAQ Global Select Market as of such date. See Note 19, “Stock-Based Compensation” of our financial statements filed with the SEC on Form 10-K for our fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.
(4)	Includes the following amounts paid to or on behalf of the named executive officers in fiscal year 2014:

Name	Triumph Savings Bank Contribution to Defined Contribution Plan ($)	Car Allowance ($)	Club Memberships ($)	Subsidiary Bank Director Fees ($)	Total ($)
Aaron P. Graft	10,400	6,000	6,737	18,500	41,637
R. Bryce Fowler	10,400	—	—	17,500	27,900
Gail Lehmann	9,600	—	—	—	9,600

Outstanding Equity Awards at Fiscal Year-End for 2014

	Stock Awards as of December 31, 2014
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Aaron P. Graft	20,000	271,000
R. Bryce Fowler	20,000	271,000
Gail Lehmann	12,222	165,608

(1)	With respect to the shares of restricted stock shown in the table above as to each named executive officer, subject to continued employment, one half of such amount will vest on December 1, 2015 and the remaining half will vest on December 1, 2016. Vesting of such shares of restricted stock may be accelerated upon termination of employment for death or disability, or upon a change of control (as defined in our 2014 Omnibus Incentive Plan).
(2)	The market values for the outstanding stock awards presented as of December 31, 2014, are based on a fair market value of our Common Stock of $13.55 per share as of December 31, 2014, which was the closing price of our Common Stock on the NASDAQ Global Select Market on such date.

Employment Agreements

Triumph Savings Bank has entered into employment agreements with each of our named executive officers. The following is a summary of the material terms of such agreements.

The employment agreements provide for three-year terms, subject to automatic renewal for additional one-year terms, unless any party to the agreement provides no less than 60 days’ notice prior to the expiration of the applicable term or unless terminated earlier pursuant to the terms of the applicable employment agreement.

The employment agreements provide for an annual base salary of $245,000, $225,000 and $215,000 (which have been increased in the discretion of the Board of Directors to the salaries set forth in the table above) for Mr. Graft, Mr. Fowler and Ms. Lehmann, respectively. Subject to the final absolute discretion of the Personnel Committee and/or Triumph Savings Bank’s Board of Directors (which authority has subsequently been delegated to our Compensation Committee), the named executive officers may be entitled to a discretionary cash bonus. The cash bonus is allocated such that 50% is paid in the form of cash and 50% is paid in the form of restricted stock (which is subject to adjustment by the Board of Directors (which authority has subsequently been delegated to our Compensation Committee) and which has historically been paid 70% cash and 30% restricted stock). The named executive officers are also eligible to participate in employee benefits plans as determined by Triumph Savings Bank. Mr. Graft is further entitled to a company automobile or monthly car allowance, dues and costs for professional organizations in which Mr. Graft’s participation enhances the reputation of the Company, and monthly dues for a membership at a country club of Mr. Graft’s choice, all as approved by the Personnel Committee. Ms. Lehmann is entitled to reimbursement for any out-of-pocket premiums paid by Ms. Lehmann to maintain her private health insurance, capped at the amount that Triumph Savings Bank would have paid if Ms. Lehmann had participated in the health plan provided to all employees of Triumph Savings Bank.

If any of the named executive officers’ employment is terminated by Triumph Savings Bank other than for cause (as defined below), due to death or total disability (as defined below), due to resignation as a result of a reduction in annual base salary of more than 20% (unless such reduction is applied to all executive officers, or alternatively is suggested by the executive), as a result of the expiration of the applicable term of employment due to non-renewal by Triumph Savings Bank, for any reason concurrent with a change of control (as defined below), or if, in connection with a change of control, the named executive officer is not offered substantially the same position, duties, compensation, and benefits as exist as of the date of a change of control by a successor then such named executive officer is entitled to (i) accrued expenses, (ii) an amount equal to one times annual base salary, payable in a lump sum, and (iii) twelve months of welfare benefit continuation. Receipt of severance is subject to execution (and non-revocation) of a general release of claims and is subject to regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over Triumph Savings Bank and its affiliates (including 12 C.F.R. Part 359).

In the event that, in connection with a change of control, Mr. Fowler or Ms. Lehmann is offered a position by a successor with substantially the same position, duties, compensation, and benefits as exist as of the date of a change of control, but the applicable named executive officer elects not to continue employment with such successor, such named executive officer is entitled to (i) accrued expenses, (ii) an amount equal to one-half times annual base salary, payable in a lump sum, and (iii) six months of welfare benefit continuation.

Upon termination of employment by Triumph Savings Bank for cause, the named executive officers are entitled to accrued expenses only.

In the event that any of the named executive officers receives payments or benefits in connection with a change in control such that an excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) applies, such named executive officer is entitled to a gross-up payment in an amount such that, after payment of all taxes (including interest and penalties imposed with respect thereto), such named executive officer retains an amount as if the excise tax did not apply.

The employment agreements provide for certain restrictive covenants including a perpetual confidentiality covenant, a return of company property covenant, and a one-year employee, supplier, material business relationship, investor (Mr. Fowler only) and contractor non-solicitation covenant.

“Change of Control” is defined in the employment agreements as: (i) a reorganization, merger, consolidation or other corporate transaction involving Triumph Savings Bank, with respect to which the holders of the voting securities of Triumph Savings Bank immediately prior to such transaction do not, immediately after the transaction, own more than 50% of the combined voting power of the reorganized, merged or consolidated entity’s then outstanding voting securities; (ii) the sale, transfer or assignment of all or substantially all of the assets of Triumph Savings Bank; or (iii) the acquisition by any individual, entity or “group,” (a “Person”) within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Triumph Savings Bank where such acquisition causes any such Person to own 50% or more of the combined voting power of Triumph Savings Bank’s then outstanding voting securities; provided however, that a change of control will not be deemed to have occurred if a Person becomes the beneficial owner of 50% of the combined voting power of Triumph Savings Bank’s then outstanding voting securities solely as a result of the repurchase of voting securities by Triumph Savings Bank. An issuance of Common Stock by Triumph Consolidated Cos., LLC and Triumph Bancorp, Inc., or any issuance of equity or debt by an affiliate of Triumph Consolidated Cos., LLC and Triumph Bancorp, Inc. (including an issuance that is registered with the SEC and any state securities board, or that is exempt from registration with the SEC and/or any state securities board pursuant to any federal or state law or regulation), including, but not limited to Triumph Consolidated Cos., LLC, Triumph Savings Bank, or any subsidiary thereof, to new investors pursuant to a plan adopted by the Board of Directors of Triumph Consolidated Cos., LLC and Triumph Bancorp, Inc., as part of its overall growth plan for Triumph Consolidated Cos., LLC and Triumph Bancorp, Inc., and wherein a majority of the persons who were members of the Board of Directors of Triumph Consolidated Cos., LLC and Triumph Bancorp, Inc., preceding such capital offering remain after its completion will not constitute a change of control.

“Cause,” as defined in the employment agreements, is a good faith determination that the applicable named executive officer: (i) has misappropriated, stolen or embezzled funds or property from Triumph Savings Bank or an affiliate, or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of Triumph Savings Bank or any affiliate, (ii) has been convicted of a felony or entered a plea of ‘nolo contendere’ which in the reasonable opinion of Triumph Savings Bank brings the executive into disrepute or is likely to cause material harm to Triumph Savings Bank’s (or any of its affiliate’s) business, customer or supplier relations, financial condition or prospects, (iii) has neglected his duties hereunder, (iv) has materially violated the confidentiality covenant in his employment agreement or (v) has willfully violated or breached any material provision of his employment agreement in any material respect or violated any material law or regulation.

“Total Disability” is defined in the employment agreements as the inability of the named executive officer, due to a physical or a mental condition, to perform the essential functions of such named executive officer’s job, with or without accommodation, for any period of 180 consecutive days; provided that the return of the named executive officer to his or her duties for periods of 15 days or less will not interrupt such 180-day period.

2014 Omnibus Incentive Plan

In connection with our initial public offering, we adopted our 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”), and other awards that may be settled in, or based upon the value of, our Common Stock The Omnibus Incentive Plan provides us a competitive advantage in attracting, retaining and motivating officers, employees, directors, and/or consultants and to provide us with a means of providing incentives for future performance of services directly linked to the profitability of our business and increases in stockholder value.

The Omnibus Incentive Plan is administered by our Board of Directors or a committee of our Board of Directors as our Board of Directors may from time to time designate, which we refer to as the “Committee”. Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. Subject to certain exceptions in the Omnibus Incentive Plan, applicable law, and the listing standards of the applicable exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or persons selected by it. The Omnibus Incentive Plan is intended to be subject to the relief set forth in Treasury Regulation Section 1.162-27(f)(1) and shall be administered and interpreted accordingly. Current and prospective (to the extent they have accepted an offer of employment or consultancy) directors, officers, employees, and/or consultants to us and any of our subsidiaries and affiliates are eligible to be granted awards under the Omnibus Incentive Plan.

The aggregate number of shares of our Common Stock available for issuance under the Omnibus Incentive Plan is 1,200,000 shares. The maximum number of shares that may be granted pursuant to options intended to be incentive stock options is 1,200,000 shares.

The shares of Common Stock subject to grant under the Omnibus Incentive Plan may be made available from authorized and unissued shares, treasury shares or shares purchased on the open market. To the extent that any award is forfeited, or any stock option or SAR terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Common Stock subject to such awards not delivered as a result thereof will again be available for awards under the Omnibus Incentive Plan. If the exercise price of any stock option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of Common Stock (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested, will be deemed to be granted for purposes of the share limits under the Omnibus Incentive Plan.

The Omnibus Incentive Plan provides that in the event of certain extraordinary corporate transactions or events affecting us, the Committee or our Board of Directors will make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Omnibus Incentive Plan, (2) the various maximum limitations set forth in the Omnibus Incentive Plan, (3) the number and kind of shares or other securities subject to outstanding awards and

(4) the exercise price of outstanding options and SARs. In the case of corporate transactions such as a merger or consolidation, such adjustments may include the cancellation of outstanding awards in exchange for cash or other property or the substitution of other property for the shares subject to outstanding awards.

As indicated above, several types of awards can be made under the Omnibus Incentive Plan, including stock options and stock appreciation rights (SARs), restricted stock, restricted stock units, other stock-based awards, and other performance awards. To date, we have only made awards of restricted stock under the Omnibus Incentive Plan.

The impact of a termination of employment on an outstanding award granted under the Omnibus Incentive Plan, if any, will be set forth in the applicable award agreement. The Omnibus Incentive Plan provides that, unless otherwise set forth in an award agreement, in the event of a change in control (as defined in the Omnibus Incentive Plan), (1) any stock option or SAR will become fully exercisable and vested, (2) the restrictions on any restricted stock will lapse and the shares will vest and become transferable, (3) all restricted stock units will be considered earned and payable in full and any restrictions will lapse, and (4) any performance-based awards will be deemed earned and payable in full, with the applicable performance goals to be deemed achieved at the greater of target or actual performance through the date of the change in control. The Committee may also make additional adjustments and/or settlements of outstanding equity awards as it deems appropriate and consistent with the purposes of the Omnibus Incentive Plan.

A “change in control” is generally deemed to occur under the Omnibus Incentive Plan upon:

(i) the acquisition by any individual, entity, or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 30% or more of either (a) the outstanding shares of our Common Stock, or (b) the combined voting power of our then outstanding voting securities, with each of clauses (a) and (b) subject to certain customary exceptions;

(ii) individuals who, as of the date the Omnibus Incentive Plan is adopted, constitute the Board of Directors cease to constitute at least a majority of the Board of Directors, with directors whose appointment or election is endorsed by at least a majority of the incumbent directors then on the Board of Directors being considered incumbent directors for this purpose (subject to certain customary exceptions);

(iii) the consummation of a merger, a sale or other disposition by us of all or substantially all of our assets, or any other business combination of Triumph with any other corporation, other than any merger or business combination following which (a) the individuals and entities that were the beneficial owners of our outstanding Common Stock and voting securities immediately prior to such business combination beneficially own more than 50% of the then-outstanding shares of Common Stock and combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such business combination in substantially the same proportions as immediately prior to such business combination, (b) no person beneficially owns 30% or more of the then-outstanding shares of Common Stock of the entity resulting from such business combination or the combined voting power of the then-outstanding voting securities of such entity, and (c) at least a majority of the members of the Board of Directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such business combination were members of the Board of Directors at the time the execution of the initial agreement providing for the transaction was approved; or

(iv) the approval by our stockholders of a complete liquidation or dissolution of Triumph.

The Omnibus Incentive Plan may be amended, altered, suspended, discontinued or terminated by our Board of Directors, but no amendment, alteration, suspension, discontinuation or termination may be made if it would materially impair the rights of a participant (or his or her beneficiary) without the participant’s (or beneficiary’s) consent, except for any such amendment required to comply with law. The Omnibus Incentive Plan may not be amended, without stockholder approval to the extent such approval is required to comply with applicable law or the listing standards of the applicable exchange.

This summary of our Omnibus Incentive Plan is qualified in its entirety by the actual Omnibus Incentive Plan, which has been attached as an exhibit to our annual report on Form 10-K for our fiscal year ended December 31, 2014.

2014 Omnibus Incentive Plan Awards

On December 1, 2014, our Board of Directors granted 378,343 shares of restricted Common Stock to our officers and employees under our Omnibus Incentive Plan. Such grants were made to incent our officers and employees and reward them for the service prior to, and in connection with, our initial public offering. One third of such grants vested immediately upon issuance. Subject to continued employment by the applicable grantee, the remaining two-thirds of such grants will vest ratably over a two-year period, with one-half of such unvested portion vesting on the first and second anniversary date of such grants, respectively. Vesting of these awards may be accelerated due to termination of employment due to death or disability of the applicable grantee, or upon a change of control (as defined in our Omnibus Incentive Plan).

Senior Executive Incentive Plan

In connection with our initial public offering, we also adopted a written annual incentive plan, which has the following material terms.

The Senior Executive Incentive Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders and to enable us to attract and retain highly qualified executives.

The Senior Executive Incentive Plan is a performance-based incentive plan under which our designated key executives, including our executive officers, will be eligible to receive incentive payments with respect to a specified period (for example, our fiscal year). Incentive payments generally will be payable under the Senior Executive Incentive Plan upon the attainment of pre-established performance goals. Notwithstanding the foregoing, we may pay incentive awards (including, without limitation, discretionary incentive awards) to participants under the Senior Executive Incentive Plan based upon such other terms and conditions as the Board of Directors or a committee of our Board of Directors, which we refer to as the Administrator, may in its discretion determine.

Performance goals under the Senior Executive Incentive Plan may relate to one or more corporate business criteria with respect to us or any of our subsidiaries, including but not limited to: sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, capital or assets; one or more operating ratios such as earnings before interest, taxes and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; earnings per share; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease, or as compared to results of a peer group.

The payment of an incentive award to a participant pursuant to the Senior Executive Incentive Plan is generally conditioned on continued employment of such participant through the last day of the performance period; however, the Administrator may make exceptions to this requirement in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death or disability, or as may be required by an individual employment or similar agreement. Incentive awards may be satisfied in cash or through the grant of equity awards under the Omnibus Incentive Plan or any successor plan. Unless otherwise determined by the Administrator, incentive awards will generally be payable no later than March 15 of the calendar year following the end of the applicable performance year for which such award is earned.

The Senior Executive Incentive Plan is administered by the Administrator. The Administrator will select the participants in the Senior Executive Incentive Plan and the performance goals to be utilized with respect to the participants, establish the incentive award formulas for each participant’s annual incentive award, and certify whether any applicable performance goals have been met with respect to a given performance period. The Senior Executive Incentive Plan is intended to be subject to the relief set forth in Treasury Regulation Section 1.162-27(f)(1) and shall be administered and interpreted accordingly. We may amend or terminate the Senior Executive Incentive Plan at any time in our sole discretion.

2014 Director Compensation

In connection with their service on our Board of Directors in 2014, we granted each of our directors (other than Aaron P. Graft, our Chief Executive Officer, each of Michael Rafferty and Maribess L. Miller, who were elected to our Board of Directors in July 2014, and Derek R. McClain who was elected to our Board of Directors in November 2014) shares of our Common Stock with a grant date fair value equal to $10,000 (687 shares based on a grant date price per share of $14.55, which was rounded down to the nearest whole share, resulting in $9,995.85 in stock compensation to such individuals on the grant date). In addition, we paid our directors other than Mr. Graft, Ms. Miller, Mr. Rafferty and Mr. McClain cash retainers in 2014 for service on committees prior to our initial public offering ($5,000 for being a member of the Audit or Risk Committees, plus an additional $2,500 for being a committee chair, and $3,000 for being a member of the Finance or Compensation/Corporate Governance Committees, plus an additional $2,000 for being a committee chair). Ms. Miller and Mr. McClain received a $10,000 cash retainer for their service on our Board of Directors following their election in 2014 and Mr. Rafferty received a $35,000 cash retainer for his service on our Board of Directors following his election to our Board and as chairman of our Audit Committee in 2014 in anticipation of our initial public offering. In addition, in 2014, those of our directors who also served on the boards of directors of Triumph Savings Banks and Triumph Community Bank received compensation for such service, consisting of an annual cash retainer of $16,000 for service on the boards of directors of both banks, an additional annual cash retainer of $3,000 for service as chair of the Board of Directors of either bank, and additional cash retainers for service on committees ($2,500 for being a member of the Audit or Executive Loan Committees, and additional $2,500 for being an Audit or Executive Loan Committee chair, $1,500 for being a member of the ALCO Committee and an additional $1,000 for being an ALCO Committee chair).

For 2015, we have adopted a director compensation policy that provides for the following compensation for members of our Board of Directors:

•	An annual cash board retainer of $20,000, plus an additional $5,000 for being Chairman of the Board;

•	An annual stock grant under our 2014 Omnibus Incentive Plan with a grant date fair value equal to $20,000, plus an additional $5,000 for being Chairman of the Board, that vests ratably over three years;

•	An annual cash retainer of $10,000 for each member of the Audit Committee, plus an additional $25,000 for the Audit Committee chair;

•	An annual cash retainer of $3,000 for each member of the Risk Committee, plus an additional $7,000 for the Risk Committee chair;

•	An annual cash retainer of $1,000 for each member of the Compensation Committee, plus an additional $9,000 for the Compensation Committee chair;

•	An annual cash retainer of $1,000 for each member of the Nominating and Corporate Governance Committee, plus an additional $9,000 for the Nominating and Corporate Governance Committee chair; and

•	An annual cash retainer of $1,000 for each member of the Finance Committee, plus an additional $4,000 for the Finance Committee chair.

All annual cash retainers are paid quarterly (i.e. one-fourth of the annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

In addition, those of our directors who also served on the boards of directors of Triumph Savings Bank and Triumph Community Bank during 2015 will receive compensation for such service, consisting of an annual cash retainer of $16,000 for service on the boards of directors of both banks, an additional annual cash retainer of $3,000 for service as chair of the Board of Directors of either bank, and additional cash retainers for service on committees ($2,500 for being a member of the Executive Loan Committee, an additional $2,500 for being an Executive Loan Committee chair, $1,500 for being a member of the ALCO Committee and an additional $1,000 for being an ALCO Committee chair). All annual cash retainers are paid quarterly (i.e. one-fourth of the annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

The following table sets forth compensation paid, earned or awarded during 2014 to each of our directors. The table also includes compensation earned by each director that is attributable to such director’s service on the Board of Directors of Triumph Savings Bank or Triumph Community Bank, as applicable.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total Compensation ($)
Charles A. Anderson	3,000	9,996	—	12,996
Richard Davis	8,000	9,996	—	17,996
Robert Dobrient	10,000	9,996	—	19,996
C. Todd Sparks	10,000	9,996	22,500	42,496
Justin N. Trail	12,500	9,996	—	22,496
Michael P. Rafferty	35,000	—	—	35,000
Maribess L. Miller	10,000	—	—	10,000
Derek R. McClain	10,000	—	—	10,000
Aaron P. Graft	—	—	18,500	18,500
Douglas M. Kratz	10,500	9,996	21,000	41,496
Carlos M. Sepulveda, Jr.	6,000	9,996	24,000	39,996

(1)	Valuation based on a per share price of our Common Stock on the grant date of April 1, 2014 of $14.55, computed in accordance with FASB ASC Topic 718. See Note 19, “Stock-Based Compensation” of our consolidated financial statements filed with the SEC on Form 10-K for our fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards. All director stock awards were fully vested as of December 31, 2014.
(2)	Reflects cash retainers received for service on the boards of directors and board committees of our subsidiary banks.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our Common Stock to file reports with the SEC with respect to their ownership of Common Stock. Directors, executive officers and persons owning more than 10% of our Common Stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2014 all such reports required to be filed by our directors and executive officers were filed in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Transactions by the Company or our subsidiaries with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by our bank subsidiaries with their respective affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by our bank subsidiaries to their respective executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons. Our General Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.triumphbancorp.com, as an annex to our Corporate Governance Guidelines.

Registration Rights

On December 12, 2012, we issued a warrant to Triumph Consolidated Cos., LLC (“TCC”) for the purchase of 259,067 shares of our Common Stock (the “TCC Warrant”). The TCC Warrant provides TCC with certain registration rights if we propose to register any of our capital stock in a public offering. TCC will have “piggy-back” registration rights that permit them to have shares of our Common Stock owned by them included in a registration statement, upon written notice to us within the prescribed time limit. We are not required to include these securities in any underwriting of shares, unless TCC accepts the terms of the underwriting agreed upon between the Company and its underwriters and in the quantity as the underwriters determine in their sole discretion. TCC waived all of its registration rights under the TCC Warrant in connection with our initial public offering.

Ordinary Banking Relationships

Certain of our officers, directors and 5% stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, our bank subsidiaries or the Company in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this proxy, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and 5% stockholders, as well as their immediate family members and affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that as of March 26, 2015 are deemed under the rules of the SEC to be “beneficially owned” by each member of our Board of Directors, by each nominee for election to our Board of Directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse. As of March 26, 2015, there were 17,963,783 shares of Common Stock outstanding.

Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

	As of March 26, 2015
	Number of Shares	Percent of Class
Name of Beneficial Owner
Greater than 5% stockholders
Triumph Consolidated Cos., LLC(1)	1,509,067	8.28%
Wellington Management Group LLP(2)	1,488,132	8.28%

Directors and Executive Officers
Carlos M. Sepulveda, Jr.(3)	438,844	2.44%
Douglas M. Kratz(4)	287,517	1.59%
C. Todd Sparks(5)	273,902	1.52%
Richard L. Davis(6)	193,782	*
Aaron P. Graft(7)	103,814	*
Justin Trail(8)	70,690	*
Robert Dobrient(9)	49,421	*
Charles Anderson	97,837	*
Maribess L. Miller(10)	9,000	*
Michael P. Rafferty	10,000	*
Derek R. McClain(11)	12,336	*
R. Bryce Fowler(12)	44,634	*
Gail Lehmann(13)	23,714	*
Raymond W. Sperring III(14)	6,258	*
Adam D. Nelson(15)	13,449	*
Patricia L. Pittman(16)	15,783	*
All directors and executive officers, as a group (16 persons)	1,650,981	9.12%

*	Indicates less than 1%.
(1)

Certain of our directors and executive officers, including Aaron P. Graft, Carlos M. Sepulveda, Jr., Charles A. Anderson, Justin N. Trail, C. Todd Sparks, Raymond W. Sperring III and Adam D. Nelson have a direct or indirect interest in TLCM Investments LLC (“TLCM”), which holds a profits interest in Triumph Consolidated Cos., LLC (“TCC”). The profits interest originally entitled TLCM to certain distributions depending on the internal rate of return to the members of TCC (other than TLCM). In connection with our initial public offering, TCC’s limited liability company agreement was amended such that, following the completion of the offering, the profits interest will entitle TLCM to distributions of the 1,250,000 shares of our Common Stock (the “Hold Back Shares”) not distributed by TCC to its members other than TLCM in connection with our initial public offering. For the first 180 days following our initial public offering (the “TCC Lock-Up Period”), TCC will not make any distributions. During the period commencing upon the completion of our initial public offering until the 36-month anniversary of the completion of the offering (the “Hold Back Period”), TCC will distribute the Hold Back Shares to TLCM in the event the volume weighted average price (“VWAP”) of our Common Stock during any of the eleven consecutive three-month periods during the Hold Back Period ending on or after the Lock-Up Period exceeds a whole number from $15.00 to $50.00 according to a fixed schedule. The TCC Board of Directors will meet shortly following the end of each of the eleven consecutive three-month periods after the TCC Lock-Up Period to determine and approve the VWAP calculation and number of Hold Back Shares to be distributed in respect of such three-month period. At the expiration of the Hold Back Period, TCC will make a final distribution based on our Common Stock VWAP during the three months preceding the expiration date (which distribution will be determined and approved by the TCC Board of Directors). Any remaining Hold Back Shares not distributed to TLCM and the warrant held by TCC to purchase an additional 259,067 shares of our Common Stock at price of $11.58 per share (the “TCC Warrant”) (or the shares issued upon exercise of the TCC Warrant) will be distributed to the members of TCC other than TLCM at the end of the Hold Back Period. Additionally, each Hold Back Share distributed to the ultimate underlying owners of TLCM will be locked up for a period of 180 days following the date such shares are distributed. However, if a change in control of the Company occurs at any time during the Hold Back Period, any outstanding lockups will expire and a number of Hold Back Shares will be distributed at such time to TLCM based on the implied price of the change in control. The following individuals are directors of TCC: Carlos M. Sepulveda, Jr., Aaron P. Graft, Richard Davis, Justin N. Trail, Robert Dobrient, Charles A. Anderson, and C. Todd Sparks. Each of these individuals votes separately as one of seven members of TCC’s board and none of such individuals own more than 10% of TCC’s outstanding membership interests.
(2)	Consists of 1,488,132 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The address of Wellington Management Group LLP is 28 Congress Street, Boston MA 02210.
(3)	Consists of (i) 283,818 shares of Common Stock held by Mr. Sepulveda directly and (ii) 155,026 shares of Common Stock held by Mr. Sepulveda together with his spouse, Susan M. Sepulveda.
(4)	Consists of (i) 138,662 shares of Common Stock held by Mr. Kratz directly, (ii) 7,798 shares of Common Stock held for the benefit of Mr. Kratz by Wells Fargo Bank, National Association, pursuant to a holdback escrow agreement entered into in connection with the Company’s acquisition of Triumph Community Bank in October 2013 and (iii) 141,057 shares of Common Stock Mr. Kratz has the right to acquire within 60 days through the conversion of 20,325 shares of our Series B Preferred Stock currently held by Mr. Kratz.
(5)	Consists of (i) 33,322 shares of Common Stock held by Mr. Sparks directly, (ii) 8,000 shares of Common Stock held through Merrill Lynch FBO Todd Sparks, (iii) 1,000 shares of Common Stock held through Merrill Lynch FBO Discovery Operating 401k of Todd Sparks, (iv) 206,309 shares of Common Stock beneficially owned by Mr. Sparks through SBS Equity, LLC, and (v) 17,271 shares of Common Stock beneficially owned by Mr. Sparks through The Sparks Foundation, Inc., and (vi) 8,000 shares of Common Stock beneficially owned by Mr. Sparks through Sparco Market Fund. Mr. Sparks exercises voting and dispositive control over the shares of Common Stock held by each of SBS Equity, LLC, The Sparks Foundation, Inc., and Sparco Market Fund. Mr. Sparks disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein.
(6)	Consists of (i) 14,354 shares of Common Stock held by Mr. Davis directly, (ii) 46,998 shares of Common Stock held by Mr. Davis together with his spouse, Sheree Davis, (iii) 66,215 shares of Common Stock beneficially owned by Mr. Davis as trustee of the Rick Davis 2006 Family Trust and (iv) 66,215 shares of Common Stock beneficially owned by Mr. Davis as trustee of the Sheree Davis 2006 Children’s Trust. Mr. Davis disclaims beneficial ownership of such shares of Common Stock except to the extent of his pecuniary interest therein.
(7)	Consists of (i) 83,814 shares of Common Stock beneficially owned by Mr. Graft directly, (ii) 20,000 unvested shares of restricted Common Stock of Issuer granted to Mr. Graft under the Company’s 2014 Omnibus Incentive Plan. Excludes 3,315 shares of Common Stock held by Mr. Graft’s wife, Kimberly Graft through the Goldman Sachs FBO Kimberly Graft Roth IRA.
(8)

Consists of (i) 25,687 shares of Common Stock held by Mr. Trail directly, (ii) 12,859 additional shares of Common Stock beneficially owned through Equity Trust Company Custodian FBO Justin Trail Sep IRA

and (iii) 32,144 shares of Common Stock beneficially owned through JTHT Enterprises, Ltd. Mr. Trail exercises voting and dispositive control over the shares of Common Stock held by JTHT Enterprises, Ltd. Mr. Trail disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein. Excludes 4,286 shares held by Mr. Trail’s wife, Tamera Trail through Equity Trust Company Custodian FBO Tamera Trail IRA.
(9)	Consists of (i) 39,420 shares of Common Stock beneficially owned by Mr. Dobrient directly and (ii) 10,001 shares beneficially owned by Mr. Dobrient through Delta Trust and Bank, as custodian for Robert Dobrient IRA.
(10)	Consists of (i) 8,000 shares of Common Stock beneficially owned by Ms. Miller through PTC/Botsford Financial Group FBO Maribess Lehmann Miller IRA, and (ii) 1,000 shares of Common Stock beneficially owned through the Merrill Lynch FBO Maribess L Miller SEP IRA.
(11)	Consists of (i) 3,700 shares beneficially owned by Mr. McClain directly, and (ii) 8,636 shares held by Mr. McClain together with his spouse, Janet A. McClain.
(12)	Consists of (i) 24,634 shares of Common Stock beneficially owned by Mr. Fowler, and (ii) 20,000 unvested shares of restricted Common Stock of Issuer granted to Mr. Fowler under the Company’s 2014 Omnibus Incentive Plan.
(13)	Consists of (i) 11,492 shares of Common Stock beneficially owned by Ms. Lehmann, and (ii) 12,222 unvested shares of restricted Common Stock of Issuer granted to Ms. Lehmann under the Company’s 2014 Omnibus Incentive Plan.
(14)	Consists of (i) 3,591 shares of Common Stock beneficially owned by Mr. Sperring, and (ii) 2,667 unvested shares of restricted Common Stock of Issuer granted to Mr. Sperring under the Company’s 2014 Omnibus Incentive Plan.
(15)	Consists of (i) 5,737 shares of Common Stock beneficially owned by Mr. Nelson, and (ii) 7,712 unvested shares of restricted Common Stock of Issuer granted to Mr. Nelson under the Company’s 2014 Omnibus Incentive Plan.
(16)	Consists of (i) 10,449 shares of Common Stock beneficially owned by Ms. Pittman, and (ii) 5,334 unvested shares of restricted Common Stock of Issuer granted to Ms. Pittman under the Company’s 2014 Omnibus Incentive Plan.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP to serve as Triumph’s independent registered public accounting firm for the fiscal year ending December 31, 2015. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe Horwath LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Crowe Horwath LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Crowe Horwath LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Crowe Horwath LLP for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2014 and 2013, and fees billed for other services rendered and expenses of Crowe Horwath LLP during 2014 and 2013.

	2014	2013
Audit fees	$590,000	$297,500
Audit-related fees	415,592	16,509
Tax fees	101,800	89,808

	$1,107,392	$403,817

Audit fees include fees for financial statement audit and normal and customary review services for the purpose of rendering an opinion or review report on the financial statements. In 2014 and going forward, audit fees will also include reviews of the financial statements included in our quarterly reports on Form 10-Q. Audit-related fees are fees for assurance and related services that are reasonably related to the auditor review of our financial statements and are not reported under “audit fees”, including fees for work performed in connection with our registration statement on Form S-1, audits in connection with acquisitions, employee benefit plan audits, and accounting consultations. Tax fees for 2014 include approximately $70 thousand for tax compliance, including the preparation, filing and review of tax returns and approximately $32 thousand for tax advice and tax planning. Tax fees for 2013 include approximately $57 thousand for tax compliance, including the preparation, filing and review of tax returns and approximately $33 thousand for tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Any audit and non-audit services require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Crowe Horwath LLP to us in 2014 were approved by the Audit Committee. The Audit Committee has determined that all non-audit services provided by Crowe Horwath LLP in 2014 were compatible with maintaining its independence in the conduct of its auditing functions.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at http://ir.triumphbancorp.com . The Company’s current Audit Committee Charter was adopted in connection with the Company’s initial public offering on November 6, 2014. The Committee is comprised solely of independent directors as defined by NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. The Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and makes a determination whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee anticipates retaining Crowe Horwath LLP as the Company’s Independent Auditor for 2015. Crowe Horwath LLP has been the Independent Auditor for the Company (or its predecessor) since 2013.

The members of the Audit Committee and the Board believe that, due to Crowe Horwath LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its shareholders to continue retention of Crowe Horwath LLP to serve as the Company’s Independent Auditor. Although the Audit Committee has the sole authority to appoint the Independent Auditors, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the Independent Auditors.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed by the Company with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Michael P. Rafferty, Chairman

Derek R. McClain

Maribess L. Miller

March 27, 2014

STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2016 proxy statement and acted upon at our 2016 Annual Meeting (the “2016 Annual Meeting”) must be received by us at our executive offices at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251, Attention: Corporate Secretary, on or prior to November 28, 2015. If, however, the 2016 Annual Meeting takes place more than 30 days before or after May 7, 2016, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2016 proxy statement and acted upon at our 2016 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2016 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2015 Annual Meeting. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 8, 2016 and no later than February 7, 2016. However, if the date of the 2016 Annual Meeting occurs more than 30 days before or more than 60 days after May 7, 2016, notice by the stockholder of a proposal must be delivered no later than the later of 70 days prior to the date of such annual meeting or the 7th day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our Common Stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our Common Stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

By Order of the Board of Directors,

Aaron P. Graft President and Chief Executive Officer

ANNUAL MEETING OF TRIUMPH BANCORP, INC. Date: May 7, 2015 Time: 10:00 a.m. (Central Daylight Time) Place: 3 Park Central,12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, TX 75251 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1 and 2. 1: Election of Class I Directors Recommend Directors For Withhold 01 Aaron P. Graft For 02 Robert Dobrient For 03 Maribess L. Miller For For Against Abstain 2: LLP To ratify as our the independent appointment registered of Crowe public Horwath For accounting and firm for the current fiscal year; 3: To come transact before any the business Annual Meeting as may properly or any adjournments or postponements. To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures—This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Triumph Bancorp, Inc. to be held on Thursday, May 7, 2015 for Holders as of March 6, 2015 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE Call Go www To .proxypush.com/TBK 866-206-5381 • online. • Use any touch-tone telephone. Cast your vote OR View Meeting . • Have your Proxy Card/Voting Instruction Form ready. • Documents • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Adam D. Nelson and Gail Lehmann, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Triumph Bancorp, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3. All votes must be received by 5:00 P.M., Eastern Time, May 6, 2015. PROXY TABULATOR FOR TRIUMPH BANCORP, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy — Triumph Bancorp, Inc. Annual Meeting of Stockholders May 7, 2015, 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Adam D. Nelson and Gail Lehmann (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Triumph Bancorp, Inc., a Texas corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triumph Bancorp, Inc. to be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, TX 75251, on Thursday, May 7, 2015 at 10.00 a.m. (CDT) and all adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.